Exhibit 1

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated June 5, 2017 with respect to the Common Stock of CLS Holdings USA, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: June 5, 2017	NEWCAN INVESTMENT PARTNERS LLC
	By:	/s/ Frank Koretsky
		Name:	Frank Koretsky
		Title:	Sole Member

/s/ Frank Koretsky
Frank Koretsky